EXHIBIT 10.2

SUBLEASE

This sublease is entered into between PDQ AUCTIONS, LLC, a Florida limited liability whose business address is c/o Mark Lechter, 2100 NE 19th Avenue, Wilton Manners, FL 33305, Sublessor, and HLM PAYMEON, INC., a Florida corporation whose business address is 5961 NE 18th Terrace, Fort Lauderdale, Florida 33308Sublessee.  This sublease shall not be effective until it has been consented to in writing by landlord as defined in the Lease attached hereto (hereinafter the “Landlord”)

Section I

Demise and Use

Sublessor leases to Sublessee and Sublessee leases from Sublessor, the business premises described as 2599 North Federal Highway, Fort Lauderdale, FL 33305 (hereinafter the “Premises”).  This Sublease shall be governed by the terms of the attached lease (hereinafter the “Lease”), which is incorporated herein.  In the event of any conflict between the terms of the Lease and the terms of this Sublease, the Sublease shall control.

Section II

Quiet Enjoyment

If Sublessee performs the terms of this sublease, Sublessor warrants that Sublessee will have quiet enjoyment and peaceful possession of the space leased, and that it will defend Sublessee in such quiet enjoyment and peaceful possession during the term of this sublease without interruption by Sublessor or Landlord, or of any person rightfully claiming under either of them.

Section III

Sublessee To Pay Lease Rent

Sublessee shall  pay the rent recited in the Lease directly to Landlord, at the address provided for in the Lease, and shall provide Sublessor with copies of all payments as they are remitted to Landlord.  Sublessee shall further perform and observe the lessee's covenants and stipulations contained in the Lease.

Section IV

Term of Sublease

The term of this sublease shall begin on October 22, 2015, and shall continue until the expiration of the Lease, including all renewal options, or default as provided herein below.

Section V

Sublease Rent

Sublessee agrees to pay to Landlord, as rent for the Premises, the sum of $5,617.50, which includes applicable sales tax, each month on the first day of each month.  Rent for the month of October 2015 shall be paid by Sublessor to Landlord, and shall be prorated at closing of the transaction between Sublessor and Sublessee (hereinafter referred to as the “Closing”). Beginning with the rent due for the month of June 2020, and continuing through the end of the renewal option period, Sublessee shall pay a monthly rental amount, including applicable sales taxes of $5,899.00.  At the Closing, Sublessee shall, in addition to all other amounts, pay the sum of $5000 to Sublessor as a security deposit pursuant to paragraph 2.1 of the Lease, and pay to Sublessor the sum of $5,899.00 as last month’s rent.  As additional consideration for this Sublease, Sublessee’s parent company, PAYMEON, INC, a Nevada corporation, shall issue a convertible promissory note to Mark Lechter and Scott Balson which shall be delivered at the time of execution of this Sublease.

Section VI

Holdover

Any holdover at the expiration of this sublease with Sublessor's consent shall be on a month-to-month basis, which tenancy may then be terminated as provided by the laws of the State of Florida. During the holdover tenancy, Sublessee agrees to pay monthly to Landlord the same rate of rental as in effect at the time of the termination and agrees to be bound by the terms of this sublease insofar as they are applicable.

Section VII

Sublessee To Comply with Lease Terms; Indemnity to Lessor

Sublessee agrees to perform and observe the covenants, conditions, and terms of the Lease on the part of the tenant as defined in the Lease (hereinafter the “Tenant”) to be performed and observed, and to indemnify Sublessor against all claims, damages, and expenses arising out of nonperformance or nonobservance of such covenants, conditions, and terms.  Further, Sublessee hereby agrees to fully indemnify and hold Sublessor harmless for costs of compliance with, and any costs, fees, fines, or penalties in any way related to the American’s with Disabilities Act (ADA).

Section VIII

Services and Utilities

Sublessee shall pay all utilities and services incurred by it at the Premises for the term of this sublease, and on the day of Closing shall establish accounts in its name for all utilities, refuse collection, electric service, and phone and internet service.

Section IX

Use for Business Purposes

The Premises shall be used for general office use and retail sales, and shall be otherwise subject to the terms of Paragraph 7 of the Lease.

Section X

No Waste, Nuisance, or Illegal Use

Sublessee shall not commit waste on the Premises, nor maintain, commit, or permit a nuisance on the Premises, or use the Premises for an unlawful purpose. Sublessee shall conform to all applicable laws and ordinances respecting the use and occupancy of the Premises here relating to matters not covered elsewhere in this sublease.

Section XI

Alterations, Additions, and Improvements

Sublessee shall not make alterations, additions, or improvements on the Premises without first obtaining the written consent of Sublessor. All alterations, additions, and improvements that shall be made shall be at Sublessee's expense, shall become Sublessor's property, and shall remain on and be surrendered with the Premises as a part of the Premises at the termination of this sublease without disturbance, molestation, or injury. Nothing contained in this paragraph shall prevent Sublessee from removing all office machines and equipment and trade fixtures customarily used in its business and which were transferred to Sublessee by Sublessor at Closing.

Section XII

Liens

Sublessee shall keep the leased premises free and clear of liens arising out of any work performed, materials furnished, or obligations incurred by Sublessee, including mechanics' liens.

Section XII

Signs

Sublessee covenants and agrees that no signs or symbols shall be placed in the windows or doors of the premises, or on any exterior part of the building without the Sublessor's prior written approval. Any sign or symbol placed on the exterior of the building or in the windows or doors of the building so as to be visible from the street, that is not in accordance with the Lease, shall be removed immediately on demand by Sublessor and if not so removed within 24 hours will constitute a breach of this sublease.

Section XIII

Access for Inspection and Repairs

Sublessee shall allow Landlord and his agents, free access at all reasonable times to the Premises for the purpose of inspecting or of making repairs, additions, or alterations to the Premises or any property owned by or under the control of lessor or Sublessor.

Section XIV

Repairs and Maintenance

Subject to the Landlord’s obligations under the Lease, Sublessee, unless specified to the contrary in this sublease, shall maintain the Premises subleased in good repair and tenantable condition during the continuance of this sublease.

Section XV

Public Liability Insurance

Sublessee agrees to carry liability insurance insuring  Sublessee, Sublessor, and Landlord against all claims for personal injury or property damage caused by conditions or activities on the Premises in amounts to be approved by Sublessor, and that the insurance policy shall be so written as to insure both the Sublessor and the Sublessee, and to provide for coverage of Landlord as additional insured as required by paragraph 25 of the Lease. However, the limit of the policy must be no less than the limits set forth under the initial Lease as of the date hereof.

Section XVI

Damage or Destruction by Fire, War, or Acts of God

In the event that the Premises are rendered untenantable in whole or in substantial part as result of destruction or damage by fire, acts of war, or acts of God this sublease shall be governed by the provisions of paragraph 10 of the Lease.  Sublessee shall be required to obtain and maintain the insurance policies required by paragraph 25 of the Lease, naming Sublessor and Landlord as additional insured.  In addition to all other requirements of the Lease, Sublessee shall be required to obtain and maintain business interruption insurance in an amount sufficient to pay the rent due hereunder, and to pay Sublessee’s obligation to Sublessor’s principals and the related entity’s principals.

Section XVII

Waiver of One Breach Not Waiver of Others

Waiver of one breach of a term, condition, or covenant of this sublease by either party to this sublease shall be limited to the particular instance and shall not be construed as a waiver of past or future breaches of this sublease or other terms, conditions, or covenants.

Section XVIII

Default by Sublessee

If Sublessee fails and neglects to fully perform any of the covenants contained herein, or contained in the Lease, then it shall be in default.  Sublessee specifically agrees that its default, as defined herein, shall also constitute a default of the promissory note and require immediate payment in full of the outstanding balance and all accrued interest.  However, the foregoing shall not be applicable if, at the time of the event of default as defined herein, the promissory note had already been converted to stock.  In addition to the foregoing, the provisions of paragraph 12 of the Lease shall be incorporated herein with the exception that Sublessee must cure any default within five (5) calendar days of receiving notice from Sublessor.

Section XIX

Default by Sublessor

If Sublessor defaults under the Lease and/or gives the Landlord the right to terminate the Lease, the parties agree to provide Sublessee with a 30 day period materially satisfy the terms and conditions of the Lease and the parties shall assign the Lease from Sublessor to Sublessee without additional consideration.

Section XX

Termination

If Sublessee abandons or vacates the leased premises or is dispossessed for cause by Sublessor before the termination of this sublease, or any renewal of this sublease, Sublessor may, on giving five (5) days' written notice to Sublessee, declare this lease forfeited and may then make reasonable efforts to relet the premises. Sublessee shall be liable to Sublessor for all damages suffered by reason of such forfeiture. Such damages shall include, but shall not be limited to, the following: (1) all actual damages suffered by Sublessor until the property is relet, including reasonable expenses incurred in attempting to relet; (2) the difference between the rent received when the property is relet and the rent reserved under this lease.

Until the premises have been relet, Sublessee agrees to pay to Sublessor, on the same days as the rental payments are due under this lease, the actual damages suffered by Sublessor since the last payment, either rent or damages, was made. After the premises have been relet, Sublessee agrees to pay to Sublessor, on the last day of each rental period, the difference between the rent received for the period from reletting and the rent reserved under this lease for that period.

Sublessee may terminate this sublease upon one hundred eighty (180) days written notice to Sublessor.  However, exercising this option shall also cause the promissory note to become due and payable no later than thirty (30) days from the date that notice is given pursuant to this paragraph.

This sublease will terminate naturally upon termination of the Lease.

Section XIX

Applicable Law

Florida law shall be used in interpreting this lease and in determining the rights of the parties under it.

Section XXII

Surrender of Premises and Keys at Termination

Sublessee agrees that at the expiration of this sublease, it will quit and surrender the subleased premises without notice, and will deliver to Sublessor all keys belonging to the premises.

Section XXIII

Disposition of Fixtures and Personal

Property at Termination of Lease

All alterations, additions, and improvements made by Sublessee in accordance with Section XI of this sublease, affixed to the Premises, shall become Sublessor's property as provided in that section, and shall be surrendered with the Premises as a part of the Premises as provided in that section. Provided that Sublessee has satisfied its obligations under the promissory note, Sublessee may remove all personal property, trade fixtures, and office equipment, whether attached to the Premises or not, provided that it may be removed without serious damage to the Premises. Otherwise, in the event of default under the promissory note, Sublessor shall have a lien against all inventory, personal property, trade fixtures, and office equipment of Sublessee until the obligations contained in the promissory note and this Sublease have been fully satisfied.

Section XXIV

Notices

Except where otherwise required by statute, all notices given pursuant to the provisions of this sublease shall be in writing, addressed to the party to whom the notice is given, and sent by registered or certified mail as follows:

If to Sublessee:

HLM PayMeOn, Inc.

5961 NE 18th Terrace

Fort Lauderdale, Florida 33308

Attention:  Edward Cespedes, President and CEO

If to Sublessor:

PDQ Auctions, LLC

c/o Mark Lechter

2100 NE 19th Ave.

Wilton Manors, FL 33305

Section XXV

Binding Effect on Heirs, Successors, and Assigns

The terms, conditions, and covenants of this sublease shall inure to and be binding on the heirs, successors, administrators, executors, and assigns of the parties to this sublease, except as otherwise provided in the sublease.

Section XXVI

No Assignment or Second Sublease Without Consent

Sublessee shall not sell or assign this sublease or any part of this lease, or any interest in it, or re-sublet the subleased premises in whole or in part without first obtaining the written consent of Sublessor and Landlord. This sublease shall not be assigned by operation of law. If Sublessor and lessor once give consent to assignment of this sublease or of any interest in it, they shall not be barred from afterwards refusing to consent to any further assignment. Any attempt to sell, assign, or re-sublease without written consent of Sublessor and lessor shall be deemed sufficient grounds for dispossession and shall entitle Sublessor to proceed pursuant to the default provisions of this lease if it so elects.

Executed on October 22, 2015

SUBLESSOR:

PDQ Auctions, LLC, a Florida limited liability company

/s/ Mark Lechter
By: Mark Lechter, its Manager

SUBLESSEE

HLM PAYMEON, INC., a Florida corporation

/s/ Edward A. Cespedes
By: Edward A. Cespedes, President

LANDLORD

/s/ Michael Rauf
By: Michael Rauf